Exhibit 33.3

GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.

MANAGEMENT’S ASSESSMENT OF COMPLIANCE WITH REGULATION AB

SERVICING CRITERIA

Great Lakes Educational Loan Services, Inc. (“Great Lakes”) asserts as of December 31, 2013, and for the year ended December 31, 2013 (the “Reporting Period”), and as required by Item 1122(d) of Regulation AB of the Securities and Exchange Commission (“Regulation AB”), that:

•	Great Lakes is responsible for assessing compliance as of and for the Reporting Period with the servicing criteria set forth in Item 1122(d) of Regulation AB, excluding the criteria that Great Lakes has concluded are not applicable to the servicing activities Great Lakes performs as indicated on the attached schedule (the “Applicable Servicing Criteria”) with respect to the student loans serviced on the Great Lakes’ servicing system (the “Regulation AB Platform”);

•	For servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iv), Great Lakes has engaged a certain vendor, which is not a servicer as defined in Item 1101(j) of Regulation AB (the “Vendor”), to perform certain of the activities required by these servicing criteria. Great Lakes elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendor’s activities;

•	Great Lakes has assessed its compliance with Applicable Servicing Criteria for the Reporting Period and has concluded that Great Lakes has complied, in all material respects, with the Applicable Servicing Criteria with respect to Regulation AB for the Regulation AB Platform; and

•	Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

Great Lakes Educational Loan Services, Inc.

/s/ Jill M. Leitl
Name: Jill M. Leitl
Title: Chief Servicing Officer

February 5, 2014

Great Lakes Educational Loan Services, Inc.

Applicable Servicing Criteria Schedule

Reference	Criteria	Applicable
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction documents.	Yes
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Yes
1122(d)(1)(iii)	Any requirements in the transaction documents to maintain a backup servicer for the trust student loans are maintained.	No
1122(d)(1)(iv)	A fidelity bond and an errors and omissions policy are in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction documents.	No
Cash Collection and Administration
1122(d)(2)(i)	Payments on trust student loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction documents.	Yes
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	No
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction documents.	No
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction documents.	No
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction documents. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Section 240.13k-1(b)(1) of Regulation AB.	Yes
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Yes
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction documents; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction documents.	Yes

Great Lakes Educational Loan Services, Inc.

Applicable Servicing Criteria Schedule (continued)

Reference	Criteria	Applicable
Investor Remittance and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the SEC, are maintained in accordance with the transaction documents and applicable SEC requirements. Specifically, such reports (A) are prepared in accordance with time frames and other terms set forth in the transaction documents, (B) provide information calculated in accordance with the terms specified in the transaction documents, (C) are filed with the SEC as required by its rules and regulations, and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of student loans serviced by the servicer.	No
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with time frames, distribution priority and other terms set forth in the transaction documents.	No
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction documents.	No
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with canceled checks, other form of payment or custodial bank statements.	No
Pool Administration
1122(d)(4)(i)	Collateral or security on student loans is maintained as required by the transaction documents or related student loan documents.	No
1122(d)(4)(ii)	Student loans and related documents are safeguarded as required by the transaction documents.	Yes
1122(d)(4)(iii)	Any additions, removals or substitutions to the student loans are made, reviewed and approved in accordance with any conditions or requirements in the transaction documents.	No
1122(d)(4)(iv)	Payments on student loans, including any payoffs, made in accordance with the related student loan documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction documents, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related student loan documents.	Yes
1122(d)(4)(v)	The servicer’s records regarding the student loans agree with the servicer’s records with respect to an obligor’s unpaid principal balance.	Yes
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s student loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction documents and related student loan documents.	Yes

Great Lakes Educational Loan Services, Inc.

Applicable Servicing Criteria Schedule (continued)

Reference	Criteria	Applicable
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the time frames or other requirements established by the transaction documents.	Yes
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a student loan is delinquent in accordance with the transaction documents. Such records are maintained on at least a monthly basis, or such other period specified in the transaction documents, and describe the entity’s activities in monitoring delinquent student loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Yes
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for student loans with variable rates are computed based on the related student loan documents.	Yes
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s student loan documents, on at least an annual basis, or such other period specified in the transaction documents; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable student loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related student loans, or such other number of days specified in the transaction documents.	No
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction documents.	No
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor unless the late payment was due to the obligor’s error or omission.	No
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction documents.	No
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction documents.	Yes
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction documents.	Yes

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